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Filed pursuant to Rule 424(b)(3)
Registration No. 333-140158

PROSPECTUS SUPPLEMENT
(to Prospectus dated February 7, 2007)

4,200,000 Shares

COMMON STOCK

The selling shareholder, Fleet Acquisition LLC, is offering all of the shares of our common stock offered by this prospectus supplement. We will not receive any of the proceeds from the sale of the shares.

Our common stock is listed on the NASDAQ Global Select Market under the symbol "GSTL." On February 13, 2007, the closing price of our common stock as reported on the NASDAQ Global Select Market was $30.73 per share.

Investing in the common stock involves risks. See "Risk Factors" beginning on page S-9.

PRICE $30.73 PER SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Shareholder
Per Share	$30.73	$1.4596	$29.2704
Total	$129,066,000	$6,130,320	$122,935,680

The selling shareholder has granted the underwriters the right to purchase up to an additional 630,000 shares of common stock to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on February 20, 2007.

MORGAN STANLEY	BEAR, STEARNS & CO. INC.
DAHLMAN ROSE & COMPANY

February 14, 2007

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement controls. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading "Available Information" and "Documents Incorporated by Reference" in this prospectus supplement and the accompanying prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any "free writing prospectus" we may authorize to be delivered to you. Neither we, the underwriters, nor the selling shareholder have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy shares of our common stock in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered to you, including any information incorporated by reference, is accurate as of any date other than their respective dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights some basic information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference, especially the risks of investing in our common stock discussed under "Risk Factors." Unless we or the context otherwise indicates, in this prospectus references to "we," "us," "our company" and "our" refer to Genco Shipping & Trading Limited and its subsidiaries.

        Unless otherwise stated in this prospectus, we have assumed throughout this prospectus that the underwriters' over-allotment option is not exercised.

About Genco

        We are a New York City-based company, incorporated in the Marshall Islands. We transport iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding the Genco Glory due to its pending sale, our fleet consists of 19 drybulk carriers, 15 of which we acquired from a subsidiary of The China National Cereals Oil and Foodstuffs Corp., or COFCO, a Chinese conglomerate, in December 2004 and during the first six months of 2005. We acquired the Genco Muse in October 2005 from Western Bulk Carriers and, in November 2006, we took delivery of three drybulk vessels from affiliates of Franco Compania Naviera S.A. Unless the context otherwise indicates, when we refer to the vessels in our fleet or vessels currently in our fleet, we are excluding the Genco Glory due to its pending sale. We have entered into an agreement to sell the Genco Glory to Cloud Maritime S.A. for $13.2 million, and we expect to deliver the vessel during February 2007. All of the vessels in our fleet are on time charter contracts, with an average remaining life of approximately 7.5 months as of January 31, 2007. All of our vessels are chartered to reputable charterers, including Lauritzen Bulkers A/S, or Lauritzen Bulkers, Cargill International S.A., or Cargill, BHP Billiton Marketing AG, or BHP, NYK Bulkship Europe, or NYK Europe, Dampskibsselskabet "Norden" A/S, or DS Norden, Qatar Navigation QSC, Korea Line Corporation, or KLC, A/S Klaveness, Cosco Bulk Carrier Co., Ltd., and Hyundai Merchant Marine Co. Ltd., or HMMC. Our principal executive offices are located at 299 Park Avenue, 20th Floor, New York, New York 10171, and our telephone number is (646) 443-8550.

        We intend to grow our fleet through timely and selective acquisitions of vessels in a manner that is accretive to our cash flow. In order to implement this growth strategy, a syndicate of lending institutions has provided us with a $550 million revolving credit facility (our "New Credit Facility"), which we expect to use to acquire additional vessels that will be employed either in the spot or time charter market. As of December 31, 2006, we had approximately $338 million of availability under our New Credit Facility.

        Our fleet currently consists of seven Panamax, seven Handymax and five Handysize drybulk carriers, with an aggregate carrying capacity of approximately 988,000 deadweight tons (dwt). As of December 31, 2006, and excluding the Genco Glory, the average age of our fleet was 8.9 years, as compared to the average age for the world fleet of approximately 15.6 years for the drybulk shipping segments in which we compete. All of the vessels in our fleet were built in Japanese shipyards with a reputation for constructing high-quality vessels. Our fleet contains four groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels.

        The following table sets forth information about the current employment of our fleet:

Vessel	Time Charter Rate(1)		Charterer	Charter Expiration(2)
Panamax Vessels
Genco Beauty	$29,000		Cargill	March 2007
Genco Knight	29,000		BHP	March 2007
Genco Leader	25,650	(3)	AS Klaveness	December 2008
Genco Vigour	29,000		BHP	March 2007
Genco Acheron	28,500		Global Maritime Investments Ltd.	March 2007
	30,000	(4)	STX Pan Ocean	January 2008
Genco Surprise	25,000		Cosco Bulk Carrier Co., Ltd.	November 2007
Genco Trader	25,750	(3)	Baumarine AS	October 2007
Handymax Vessels
Genco Success	24,000		KLC	January 2008
Genco Commander	19,750		A/S Klaveness	October 2007
Genco Carrier	24,000		DBCN Corporation	March 2007
	24,000	(5)	Pacific Basin Chartering Ltd.	January 2008
Genco Prosperity	23,000		DS Norden	March 2007
	26,000	(6)	A/C Pacific Basin Chartering Ltd.	11 to 13 months from delivery to new charterer
Genco Wisdom	24,000		HMMC	November 2007
Genco Marine	18,000	(7)	NYK Europe	March 2007
	24,000			February 2008
Genco Muse	26,500	(8)	Qatar Navigation QSC	September 2007
Handysize Vessels
Genco Explorer	13,500		Lauritzen Bulkers	July 2007
Genco Pioneer	13,500		Lauritzen Bulkers	August 2007
Genco Progress	13,500		Lauritzen Bulkers	August 2007
Genco Reliance	13,500		Lauritzen Bulkers	July 2007
Genco Sugar	13,500		Lauritzen Bulkers	July 2007

(1)
Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 5% to third parties, except as indicated for the Genco Leader and the Genco Trader in note 3 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents' fees and canal dues.

(2)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(3)
The Genco Leader and the Genco Trader were delivered to the charterer for the commencement of the time charter on January 15, 2007 and December 24, 2006, respectively. For each of these vessels, the time charter rate presented is the net daily charterhire rate. There are no payments of brokerage commissions associated with these time charters.

(4)
We have reached an agreement to commence a time charter for 11 to 13 months at a rate of $30,000 per day, less a 5% third-party brokerage commission. The estimated charter expiration is based on the time charter beginning in March 2007, the earliest possible termination of the previous charter.

(5)
The estimated charter expiration is based on the time charter beginning in March 2007, the earliest possible termination of the previous charter.

(6)
We have reached an agreement to commence a time charter for 11 to 13 months at a rate of $26,000 per day, less a 5% third-party brokerage commission.

(7)
The time charter rate was $26,000 until March 2006 and $18,000 thereafter until March 2007. For purposes of revenue recognition, the time charter contract through March 2007 is reflected on a straight-line basis in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Additionally, we have reached an agreement with the current charterer for an additional 11 to 13 months at a rate of $24,000 per day, less a 5% third-party brokerage commission.

(8)
Since this vessel was acquired with an existing time charter at an above-market rate, we allocated the purchase price between the vessel and an intangible asset for the value assigned to the above-market charterhire. This intangible asset is amortized as a reduction to voyage revenues over the remaining term of the charter, resulting in a daily rate of approximately $22,000 recognized as revenues. For cash flow purposes, we will continue to receive $26,500 per day until the charter expires.

        Our company's leadership has considerable breadth and depth of shipping industry experience. Our New York City-based management team includes several executives with extensive experience in the shipping industry who have demonstrated substantial ability in managing the commercial, technical and financial aspects of our business. The leader of our management team is our President, Robert Gerald Buchanan, who has over 40 years of experience in the shipping industry. Before joining our company in 2005, Mr. Buchanan served as the managing director of Wallem Shipmanagement Limited ("Wallem"), at which he was involved in ship management operations and engineering. Our Chief Financial Officer, John C. Wobensmith, has over 12 years of experience in the shipping industry, with a concentration in shipping finance. Four of the seven members of our board of directors also have extensive maritime experience, including our Chairman, Peter C. Georgiopoulos. Mr. Georgiopoulos, who has over 20 years of maritime experience, founded General Maritime Corporation (NYSE: GMR), a supplier of international seaborne crude oil transportation services. Under Mr. Georgiopoulos' leadership, General Maritime grew from a single-vessel privately owned company to a leading publicly traded owner and operator of tankers.

Business Strategy

        Our strategy is to manage and expand our fleet in a manner that enables us to pay dividends to our shareholders. To accomplish this objective, we intend to:

  •
  Strategically expand the size of our fleet—We intend to acquire additional modern, high-quality drybulk carriers through timely and selective acquisitions of vessels in a manner that is accretive to our cash flow. We expect to fund acquisitions of additional vessels using cash reserves set aside for this purpose and additional borrowings.

  •
  Continue to operate a high-quality fleet—We intend to maintain a modern, high-quality fleet that meets or exceeds stringent industry standards and complies with charterer requirements through our technical managers' rigorous and comprehensive maintenance program. In addition, our technical managers maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea.

  •
  Pursue an appropriate balance of time and spot charters—All of our vessels are under time charters with an average remaining life of approximately 7.5 months as of January 31, 2007. These charters provide us with relatively stable revenues and a high fleet utilization. Given the current strong environment in the drybulk industry, we believe we are well positioned to capitalize on favorable market conditions, including arranging longer charter periods and entering into short-term time and voyage charters.

  •
  Maintain low-cost, highly efficient operations—We utilize the services of reputable independent technical managers for the technical management of our fleet at a lower cost than we could achieve by performing the function in-house. We currently contract with Wallem, Anglo-Eastern Group ("Anglo") and Barber International Ltd. ("Barber"), independent technical managers, for our technical management. Technical management involves the day-to-day management of vessels, including performing routine maintenance, attending to vessel operations and arranging for crews and supplies. Our management team oversees the activities of our independent technical managers. The head of our technical management team has over 30 years of experience in the shipping industry. Wallem, Anglo and Barber are among the largest and most-established ship management companies in the world. These technical mangers are known worldwide for their agency network, covering all major ports in China, Hong Kong, Japan, Vietnam, Taiwan, Thailand, Malaysia, Indonesia, the Philippines and Singapore. They provide services to approximately 700 vessels of all types, including Panamax, Handymax and Handysize drybulk carriers that meet strict quality standards. We also seek to maintain low-cost, highly efficient operations by capitalizing on the cost savings and economies of scale that result from operating sister ships.

  •
  Capitalize on our management team's reputation—We intend to continue capitalizing on our management team's reputation for high standards of performance, reliability and safety, and maintaining strong relationships with major international charterers, many of whom consider the reputation of a vessel owner and operator when entering into time charters. We believe that our management team's track record improves our relationships with high quality shipyards and financial institutions.

Summary Consolidated Financial and Other Data

        The following summary consolidated financial and other data summarize our historical financial and other information for the years ended December 31, 2005 and 2006. This information should be read in conjunction with other information presented in or incorporated by reference into this prospectus supplement, including "Selected Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2006.

	For the year ended December 31,
	2005	2006
	(U.S. dollars in thousands, except ratios)
Income Statement Data:
Revenues	$116,906	$133,232
Operating income	68,746	70,320
Net income	$54,482	$63,522
Balance Sheet Data:
Cash	$46,912	$73,554
Total assets	489,958	578,262
Total debt (current and long-term)	130,683	211,933
Total shareholders' equity	348,242	353,533
Net debt to total capitalization(1)	19.4%	28.1%
Cash Flow Data:
Net cash flow provided by operating activities	$88,230	$90,068
EBITDA(2)	$91,743	$100,845

(1)
We define net debt to total capitalization as net debt divided by total capitalization. Total capitalization is defined as net debt plus total shareholders' equity, and net debt is defined as debt minus cash.

(2)
EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization, plus amortization of nonvested stock compensation, and amortization of the value of a time charter acquired, which is included as a component of other long-term assets. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements, and it is presented for review at our board meetings. EBITDA is also used by our lenders in certain loan covenants. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

        The following table demonstrates our calculation of EBITDA and provides a reconciliation of EBITDA to net income for each of the periods presented above.

	For the year ended December 31,
	2005	2006
	(U.S. dollars in thousands)
Net income	$54,482	$63,522
Net interest expense	14,264	6,906
Amortization of value of time charter acquired	398	1,850
Amortization of nonvested stock compensation	277	1,589
Depreciation and amortization	22,322	26,978

EBITDA	$91,743	$100,845

        The table below shows fleet utilization and certain related data for the years ended December 31, 2005 and 2006:

	For the year ended December 31,
	2005	2006
Available days(1)
Panamax	1,534.4	1,905.7
Handymax	2,043.4	2,552.6
Handysize	1,810.0	1,825.0
Total	5,387.8	6,283.3
Fleet utilization(2)
Panamax	99.3%	99.0%
Handymax	99.3%	99.0%
Handysize	99.1%	99.9%
Fleet average	99.2%	99.3%

(1)
We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. We generally use available days to measure the number of days in a period during which our vessels should be capable of generating revenues.

(2)
We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. We use fleet utilization to measure our efficiency in finding suitable employment for our vessels and minimizing the number of days that our vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

Dividend Policy

        Our dividend policy is to declare quarterly distributions to shareholders, which commenced in November 2005, by each February, May, August and November, substantially equal to our available cash from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and debt service) and any reserves our board of directors determines we should maintain. These reserves may cover, among other things, drydocking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital. The aggregate amount of dividends we paid in the years ended December 31, 2006 and 2005 was $61.0 million and $15.2 million, respectively, which we funded from cash on hand. However, in the future, we may incur other expenses or liabilities or our board of directors may establish reserves that would reduce or eliminate the cash available for distribution as dividends.

        The declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

        We believe that, under current law, our dividend payments from earnings and profits will constitute "qualified dividend income" and, as such, will generally be subject to a 15% U.S. federal income tax rate with respect to non-corporate U.S. shareholders that meet certain holding period and other requirements (through 2010). Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of a U.S. shareholder's tax basis in its common stock on a dollar-for-dollar basis and, thereafter, as capital gain.

        The following table sets forth the dividends per share declared and paid for the quarterly periods since our initial public offering in July 2005. The dividend amounts were based on the financial results of each respective quarter as outlined in our dividend policy above. The dividends were declared and paid in the quarter subsequent to each indicated period.

Dividend Paid
3rd Quarter 2005	$0.60
4th Quarter 2005	0.60
1st Quarter 2006	0.60
2nd Quarter 2006	0.60
3rd Quarter 2006	0.60

Cumulative dividends paid to date	$3.00

        Additionally, on February 8, 2007, our board of directors declared a dividend of $0.66 per share, to be paid on or about March 9, 2007 to shareholders of record as of February 23, 2007. Including that dividend, the cumulative dividends we have declared since our initial public offering are $3.66 per share. Our target rate for quarterly dividends for 2007 is $0.66, although actual dividends, if declared, may be more or less.

Risk Factors

        Investing in our common stock involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus supplement entitled "Risk Factors" beginning on page S-9.

RISK FACTORS

        You should carefully consider the risks described below as well as the risks set forth under the caption "Risk Factors" in our filings with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), incorporated by reference into this prospectus supplement, before investing in our securities. For more information, see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." The occurrence of any such risks could harm our business and our prospects. In that event, our business may be negatively affected, the price of our stock may decline and you may lose part or all of your investment.

Risk Factors Related To Our Common Stock

Fleet Acquisition LLC and Peter C. Georgiopoulos own a large portion of our outstanding common stock, which may limit your ability to influence our actions.

        Fleet Acquisition LLC, or Fleet Acquisition, owns 34.75% of the outstanding shares of our common stock before this offering and will own 18.28% of our common stock (or 15.81% if the over-allotment option is fully exercised) after the completion of this offering. Peter C. Georgiopoulos, our Chairman, owns an additional 14.08% of our common stock. As a result of this share ownership and for so long as these shareholders own a significant percentage of our outstanding common stock, these shareholders will be able to influence the outcome of any shareholder vote, including the election of directors, the adoption or amendment of provisions in our articles of incorporation or bylaws and possible mergers, corporate control contests and other significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, merger, consolidation, takeover or other business combination involving us. This concentration of ownership could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could in turn have an adverse effect on the market price of our common stock.

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law and may make it more difficult for our shareholders to protect their interests.

        Our corporate affairs are governed by our articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. The rights and fiduciary responsibilities of directors under the law of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions and there have been few judicial cases in the Marshall Islands interpreting the BCA. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

Provisions of our Amended and Restated Articles of Incorporation and Bylaws may have anti-takeover effects which could adversely affect the market price of our common stock.

        Several provisions of our amended and restated articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire our company. However, these anti-takeover provisions could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

  Blank Check Preferred Stock.

        Under the terms of our amended and restated articles of incorporation, our board of directors has the authority, without any further vote or action by our shareholders, to authorize our issuance of up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

  Classified Board of Directors.

        Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms beginning upon the expiration of the initial term for each class. Approximately one-third of our board of directors is elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

  Election and Removal of Directors.

        Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of 66 2/3% of the outstanding shares of our capital stock entitled to vote for those directors or by a majority of the members of the board of directors then in office. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

  Limited Actions by Shareholders.

        Our amended and restated articles of incorporation and our bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our bylaws provide that, subject to certain exceptions, our Chairman, President, or Secretary at the direction of the board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice.

  Advance Notice Requirements for Shareholder Proposals and Director Nominations.

        Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days before the date on which we first mailed our proxy materials for the preceding year's annual meeting. Our bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

It may not be possible for our investors to enforce U.S. judgments against us.

        We are incorporated in the Republic of the Marshall Islands and most of our subsidiaries are also organized in the Marshall Islands. Substantially all of our assets and those of our subsidiaries are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or to enforce judgment upon us for civil liabilities in U.S. courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries are located (1) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable U.S. federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiaries based upon these laws.

Future sales of our common stock could cause the market price of our common stock to decline.

        The market price of our common stock could decline due to sales of a large number of shares in the market, including sales of shares by our large shareholders, or the perception that these sales could occur. These sales could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common stock. We have entered into a registration rights agreement with Fleet Acquisition LLC that entitles it to have all the shares of our common stock that it owns registered for sale in the public market under the Securities Act. We also registered on Form S-8 an aggregate of 2,000,000 shares issued or issuable under our equity compensation plan.

Future issuances of our common stock could dilute your interest in our company.

        We may, from time to time, issue additional shares of common stock to support our growth strategy, reduce debt or to provide us with capital for other purposes that our board of directors believes to be in our best interest. To the extent that you do not purchase additional shares that we may issue, your interest in our company will be diluted, which means that your percentage of ownership in our company will be reduced. Following such a reduction, your common stock would represent a smaller percentage of the vote in our board of directors elections and other shareholder decisions. In addition, if additional shares are issued, depending on the circumstances, our dividends per share could be reduced.

Risk Factors Related To Taxation

We may have to pay tax on U.S. source income, which would reduce our net income and cash flows.

        If we do not qualify for an exemption pursuant to Section 883 of the U.S. Internal Revenue Code of 1986, or the Code, then we will be subject to U.S. federal income tax on our shipping income that is derived from U.S. sources. If we are subject to such tax, our net income and cash flows would be reduced by the amount of such tax.

        We will qualify for exemption under Section 883 if, among other things, our stock is treated as primarily and regularly traded on an established securities market in the United States. Under the related Treasury regulations, we might not satisfy this publicly traded requirement in any taxable year in which 50% or more of our stock is owned for more than half the days in such year by persons who actually or constructively own 5% or more of our stock, or 5% shareholders.

        We believe that, based on the ownership of our stock in 2006, we satisfied the publicly traded requirement under the Section 883 regulations for 2006. However, if 5% shareholders were to own more than 50% of our common stock for more than half the days of any future taxable year, we would not be eligible to claim exemption from tax under Section 883 for such taxable year. We can provide no assurance that changes and shifts in the ownership of our stock by 5% shareholders will not preclude us from qualifying for exemption from tax in 2007 or in future years.

        If we do not qualify for the Section 883 exemption, our shipping income derived from U.S. sources, or 50% of our gross shipping income attributable to transportation beginning or ending in the United States, would be subject to a 4% tax imposed without allowance for deductions.

U.S. tax authorities could treat us as a "passive foreign investment company," which could have adverse U.S. federal income tax consequences to U.S. holders.

        A foreign corporation generally will be treated as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" generally includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in the Treasury regulations. For purposes of these tests, income derived from the performance of services does not constitute "passive income." U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

        We do not believe that our existing operations would cause us to be deemed to be a PFIC with respect to any taxable year. In this regard, we treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that (1) our income from our time chartering activities does not constitute "passive income" and (2) the assets that we own and operate in connection with the production of that income do not constitute passive assets.

        There is, however, no direct legal authority under the PFIC rules addressing our operations. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

        If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences. Under the PFIC rules, unless a shareholder makes an election available under the Code (which election could itself have adverse consequences for such shareholder, as discussed below under "Tax Considerations—U.S. Federal Income Taxation of U.S. Holders"), such shareholder would be liable to pay U.S. federal income tax at the highest applicable income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common stock, as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of our common stock. See "Tax Considerations—U.S. Federal Income Taxation of U.S. Holders" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

USE OF PROCEEDS

        All of the shares of common stock offered hereby are being sold by Fleet Acquisition LLC, the selling shareholder. We will not receive any proceeds from the sale of shares by the selling shareholder. Under the terms of the limited liability company agreement of Fleet Acquisition LLC, Peter C. Georgiopoulos will receive approximately 10% of the cash proceeds distributable by the selling shareholder as a result of this offering.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        The trading market for shares of our common stock is the NASDAQ Global Select Market, on which our shares trade under the symbol "GSTL." The following table sets forth the high and low closing sale prices for shares of our common stock since our initial public offering of common stock at $21.00 per share on July 22, 2005, as reported on the NASDAQ Global Select Market for the periods indicated, together with the dividends declared and paid per share for each of those periods. The dividends were declared and paid in the quarter subsequent to each indicated period.

For the period:	High	Low	Dividend Paid
July 22 to September 30, 2005	$20.87	$19.00	$—
October 1 to December 31, 2005	19.63	15.96	0.60
January 1 to March 31, 2006	17.52	15.26	0.60
April 1 to June 30, 2006	18.16	16.11	0.60
July 1 to September 30, 2006	23.03	17.35	0.60
October 1 to December 31, 2006	28.43	22.65	0.60
January 1 to February 13, 2007	31.32	28.10	—

SELLING SHAREHOLDER

        The selling shareholder, Fleet Acquisition LLC, is offering an aggregate of 4,200,000 shares of our common stock which was issued to the selling shareholder in a private placement prior to our initial public offering. Set forth below is information regarding the number of shares of common stock owned and offered by the selling shareholder:

Number of shares beneficially owned	Percentage of shares beneficially owned	Number of shares of common stock being offered hereby(1)	Number of shares of common stock owned after offering(1)	Percentage of shares of common stock owned after offering(1)
8,862,429	34.75%	4,200,000	4,662,429	18.28%

(1)
Assumes no exercise of underwriters' over-allotment option.

        Peter C. Georgiopoulos is a former member of the Management Committee of the selling shareholder and currently owns a nominal equity interest in the selling shareholder. Under the terms of the selling shareholder's limited liability company agreement, Mr. Georgiopoulos is entitled to a portion of the cash proceeds of this offering that are distributable by the selling shareholder. See "Use of Proceeds" above.

        Prior to our initial public offering, the selling shareholder owned 100% of our company. At such time, the selling shareholder was owned approximately 65.65% by OCM Principal Opportunities III Fund, L.P. and OCM Principal Opportunities Fund IIIA, L.P, or the Oaktree funds, through an affiliate, OCM Fleet Acquisition LLC, of which Oaktree Capital Management LLC is the General Partner. Of the remaining ownership interests in the selling shareholder, approximately 26.57% was owned by Peter C. Georgiopoulos, our Chairman, and 7.78% by others. As of December 31, 2005, the selling shareholder maintained a 53.08% ownership in our company. On April 14, 2006, the selling shareholder distributed 1,050,210 shares to certain of its members and, on December 15, 2006, it distributed 3,587,361 shares to Mr. Georgiopoulos. As a result, at December 31, 2006, the Oaktree funds beneficially own approximately 34.75% of our company through the selling shareholder and Peter Georgiopoulos beneficially owns approximately 14.08%. The Oaktree funds currently own over 99% of the selling shareholder through OCM Fleet Acquisition LLC.

        The selling shareholder acquired our shares in the ordinary course of its business, and at the time of such purchase had no agreements or understandings, directly or indirectly, to distribute those shares in violation of federal securities laws. The selling shareholder may be deemed to be affiliated with OCM Investments, LLC, a registered broker-dealer, by reason of the relations of the Oaktree funds with OCM Investments, LLC. Stephen A. Kaplan, one of our directors, is a principal of Oaktree Capital Management, LLC, the general partner of the Oaktree funds.

TAX CONSIDERATIONS

        The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder or a Non-U.S. Holder, as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning our common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, persons who are investors in pass-through entities, persons who own, actually or under applicable constructive ownership rules, 10% or more of our common stock, dealers in securities or currencies and investors whose functional currency is not the U.S. dollar) may be subject to special rules. This discussion deals only with holders who purchase common stock in connection with this offering and hold the common stock as a capital asset. Moreover, this discussion is based on laws, regulations and other authorities in effect as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common stock.

Marshall Islands Tax Considerations

        The following are the material Marshall Islands tax consequences of our activities to us and to our shareholders of investing in our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax or income tax will be imposed upon payments of dividends by us to our shareholders or proceeds from the disposition of our common stock.

United States Federal Income Tax Considerations

        The following are the material U.S. federal income tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders, as defined below, of investing in our common stock. The following discussion of U.S. federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect.

        We have made special U.S. tax elections in respect of each of the shipowning or operating subsidiaries that are potentially subject to tax as a result of deriving income attributable to the transportation of cargoes to or from the United States. The effect of the special U.S. tax elections is to ignore or disregard the subsidiaries for which elections have been made as separate taxable entities from that of their parent, Genco Shipping & Trading Limited. Therefore, for purposes of the following discussion, Genco Shipping & Trading Limited, and not the subsidiaries subject to this special election, will be treated as the owner and operator of the subsidiary vessels and as receiving the income from these vessels.

United States Federal Income Taxation of Genco

Taxation of Operating Income: In General

        Unless exempt from U.S. federal income taxation, a foreign corporation is subject to U.S. federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as "U.S. source shipping income."

        Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any U.S. federal income tax.

        Shipping income attributable to transportation exclusively between U.S. ports will be considered to be 100% derived from U.S. sources. However, due to prohibitions under U.S. law, we do not engage in the transportation of cargoes that produces 100% U.S. source income.

        Unless exempt from tax under Section 883 of the Code, our gross U.S.-source shipping income generally would be subject to a 4% tax, imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

        Under Section 883 of the Code and the related regulations, a foreign corporation will be exempt from U.S. federal income taxation on its U.S.-source shipping income if:

        (1)   it is organized in a qualified foreign country, which is one that grants an "equivalent exemption" from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883, and to which we refer as the "Country of Organization Test"; and

        (2)   either

          (a)   more than 50% of the value of its stock is beneficially owned, directly or indirectly, by qualified shareholders, which includes individuals who are "residents" of a qualified foreign country, to which we refer as the "50% Ownership Test"; or

          (b)   its stock is "primarily and regularly traded on an established securities market" in a qualified foreign country or in the United States, to which we refer as the "Publicly Traded Test"; or

          (c)   it is a "controlled foreign corporation," or CFC, and it satisfies an income inclusion test to which, collectively, we refer as the "CFC Test."

        The Marshall Islands, the jurisdiction where we are incorporated, has been officially recognized by the IRS as a qualified foreign country that currently grants the requisite "equivalent exemption" from tax in respect of each category of shipping income we earn and expect to earn in the future. Therefore, we satisfy the Country of Organization Test and will be exempt from U.S. federal income taxation with respect to our U.S.-source shipping income if we satisfy any one of the 50% Ownership Test, the Publicly Traded Test or the CFC Test.

        We believe that we satisfy the Publicly Traded Test, as discussed below. We do not currently anticipate circumstances under which we would be able to satisfy either the CFC Test or the 50% Ownership Test.

Publicly Traded Test

        The regulations under Section 883 provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of such class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares of such stock that are traded during that year on established securities markets in any other single country. Our common stock, which is our sole class of issued and outstanding stock, is "primarily traded" on the NASDAQ Global Select Market.

        Under the regulations, our common stock will be considered to be "regularly traded" on an established securities market if more than 50% of our outstanding shares of common stock are listed on such market, to which we refer as the "listing threshold."

        It is further required that in addition to the listing threshold, (1) our common stock must be traded on such market, other than in minimal quantities, on at least 60 days during the taxable year or one sixth of the days in a short taxable year; and (2) the aggregate number of shares of our common stock traded on such market during the taxable year is at least 10% of the average number of shares of our common stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. The regulations provide that the trading frequency and trading volume tests will be deemed satisfied if our common stock is regularly quoted by dealers making a market in our stock.

        We currently satisfy the listing threshold and the trading frequency and trading volume tests and therefore, subject to the Five Percent Override Rule described below, will be considered to be "regularly traded" on the NASDAQ Global Select Market.

        Notwithstanding the conclusions stated above, the regulations provide, in pertinent part, that our common stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the outstanding shares of our stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of our outstanding common stock, to which we refer as the "Five Percent Override Rule."

        For purposes of being able to determine the persons who actually or constructively own 5% or more of our stock, or "5% shareholders," the regulations permit us to rely on Schedule 13G and Schedule 13D filings with the SEC to identify our 5% shareholders. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% shareholder for these purposes.

        In the event the Five Percent Override Rule is triggered, the regulations provide that the Five Percent Override Rule will nevertheless not apply if we can establish that there are sufficient 5% shareholders that are considered to be "qualified shareholders" for purposes of Section 883 to preclude non-qualified 5% shareholders from owning 50% or more of our stock for more than half the number of days during the taxable year.

        We believe that, based on the ownership of our common stock in 2006, the Five Percent Override rule has not been triggered. However, if 5% shareholders were to own more than 50% of our common stock for more than half the days of any future taxable year, the Five Percent Override Rule would be triggered. If the Five Percent Override Rule were triggered, we believe we would have significant difficulty in satisfying the exception described in the immediately preceding paragraph and, therefore, would not qualify for the Publicly Traded Test because United States persons are non-qualified shareholders for purposes of Section 883 and we believe substantially all the beneficial owners of our common stock are United States persons.

Taxation in Absence of Section 883 Exemption

        If the exemption under Code Section 883 does not apply to us, our U.S. source shipping income would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions to the extent that such income is not considered to be "effectively connected" with the conduct of a United States trade or business, as described below. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being U.S.-source shipping income, the maximum effective rate of U.S. federal income tax on our non-"effectively connected" shipping income would never exceed 2% under the 4% gross-basis tax regime.

        To the extent our U.S. source shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax, currently imposed at rates of up to 35%. In addition, we may be subject to the 30% "branch profits" tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

        Our U.S.-source shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:

  •
  we have, or are considered to have, a fixed place of business in the United States involved in the earning of U.S.-source shipping income; and

  •
  substantially all of our U.S. source shipping income is attributable to regularly scheduled transportation such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

        We do not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on our current shipping operations and the expected mode of our future shipping operations and other activities, we believe that none of our U.S.-source shipping income will be "effectively connected" with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

        If, as we believe, we qualify for exemption from tax under Section 883 in respect of the shipping income derived from the international operation of our vessels, then gain from the sale of any such vessel will likewise be exempt from tax under Section 883. If, however, our shipping income from such vessels does not, for whatever reason, qualify for exemption under Section 883, and assuming that any decision on a vessel sale is made from and attributable to our U.S. office, as we believe likely to be the case as we are currently structured, then any gain derived from the sale of any such vessel will be treated as derived from U.S. sources and subject to U.S. federal income tax as "effectively connected" income (determined under rules different from those discussed above) under the net income and branch tax regime.

U.S. Federal Income Taxation of U.S. Holders

        As used below, the term "U.S. Holder" means a beneficial owner of our common stock that is an individual U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

        If a partnership holds shares of our common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you are encouraged to consult your tax advisor.

Distributions

        Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of those earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his common stock, on a dollar-for-dollar basis, and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common stock will generally be treated as "passive income" for purposes of computing allowable foreign tax credits for U.S. foreign tax credit purposes.

        Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a "United States Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such United States Non-Corporate Holder at preferential tax rates (through 2010) provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the NASDAQ Global Select Market on which our common stock is traded); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are or will be); (3) the United States Non-Corporate Holder has owned the common stock for more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the United States Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. There is no assurance that any dividends paid on our common stock will be eligible for these preferential rates in the hands of a U.S. Non-Corporate Holder, although we believe that they will be so eligible. Any dividends we pay out of earnings and profits which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Non-Corporate Holder. Legislation had been introduced in the U.S. Senate which, if enacted, would have precluded our dividends from qualifying for such preferential rates prospectively from the date of enactment.

        Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis (or fair market value in certain circumstances) in a share of our common stock—paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a United States Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Stock

        Assuming we are not a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of U.S. Non-Corporate Holders are eligible for reduced rates of taxation. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

        Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a "passive foreign investment company" for U.S. federal income tax purposes. In general, we will be treated as a passive foreign investment company if, for any taxable year, either

  •
  at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

  •
  at least 50% of the average value of our assets during such taxable year produce, or are held for the production of, passive income.

        Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

        Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a passive foreign investment company with respect to any taxable year. Although there is no legal authority directly governing the matter and we are not relying on an opinion of counsel, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company. We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the IRS or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

        As discussed more fully below, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to our common stock, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

        If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an "Electing Holder," the Electing Holder must report each year for U.S. federal income tax purposes its pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in its shares of our common stock will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the Electing Holder's shares of our common stock and will not be taxed again once distributed. An Electing Holder would not, however, be entitled to a deduction for its pro rata share of any losses that we incur in any year. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. A U.S. Holder would make a QEF election with respect to any year that our company is a passive foreign investment company by filing one copy of IRS Form 8621 with his U.S. federal income tax return. If we determine that we are a passive foreign investment company for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a "Mark-to-Market" Election

        Alternatively, if we were to be treated as a passive foreign investment company for any taxable year and, as we anticipate, our stock is treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common stock, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common stock at the end of the taxable year over such holder's adjusted tax basis in its shares of our common stock. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in its shares of our common stock over the fair market value of those shares at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in its shares of our common stock would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

        If we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on its shares of our common stock in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for its shares of our common stock), and (2) any gain realized on the sale, exchange or other disposition of its shares of our common stock. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the Non-Electing Holder's aggregate holding period for its shares of our common stock;

  •
  the amount allocated to the current taxable year, and any taxable year before the first taxable year in which we were a passive foreign investment company, would be taxed as ordinary income in the current year; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax on ordinary income in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed on the resulting tax liability as if that tax liability had been due for each such other taxable year.

        These rules would not apply to a qualified pension, profit sharing or other retirement trust or other tax-exempt organization that did not borrow money or otherwise utilize leverage in connection with its acquisition of our common stock. If we are a passive foreign investment company and a Non-Electing Holder who is an individual dies while owning shares of our common stock, such holder's successor generally would not receive a step-up in tax basis for those shares.

United States Federal Income Taxation of "Non-U.S. Holders"

        A beneficial owner of shares of our common stock (other than a partnership) that is not a U.S. Holder is referred to below as a "Non-U.S. Holder."

Dividends on Common Stock

        Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us on our common stock unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty applicable to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Stock

        Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if the Non-U.S. Holder is entitled to the benefits of an income tax treaty applicable to that gain, that gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

        If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from its shares of our common stock, including dividends and the gain from the sale, exchange or other disposition of these shares, that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the section above relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

        In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements if you are a non-corporate U.S. Holder. Such payments or distributions may also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

  •
  fail to provide us with an accurate taxpayer identification number;

  •
  are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

  •
  fail to comply with applicable certification requirements.

        Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

        If you are a Non-U.S. Holder and you sell your shares of our common stock to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify, under penalties of perjury, that you are a non-U.S. person or you otherwise establish an exemption. If you sell your common stock through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common stock through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

        Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. are acting as representatives, have severally agreed to purchase, and the selling shareholder has agreed to sell to them, severally, the number of shares of our common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated	1,995,000
Bear, Stearns & Co. Inc.	1,575,000
Dahlman Rose & Company	630,000

Total	4,200,000

        The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling shareholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. In no event shall the maximum compensation to be received by the underwriters in connection with this offering exceed 8% of the gross proceeds received by the selling shareholder.

        The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $.876 a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

        We, our directors and executive officers and the selling shareholder have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. on behalf of the underwriters, none of us will, during the period ending 45 days after the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

  •
  file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

        The restrictions described in this paragraph do not apply to:

  •
  the sale of shares by the selling shareholder to the underwriters;

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing or which is described in this prospectus supplement;

  •
  the grant of options or the issuance of shares of nonvested stock or restricted stock units by us to employees, officers, directors, advisors or consultants pursuant to any employee benefit plan referred to in this prospectus supplement;

  •
  the filing of any registration statement on Form S-8 in respect of any employee benefit plan referred to in this prospectus supplement;

  •
  the transfer by our executive officers or directors of shares of common stock or securities convertible into or exchangeable or exercisable for common stock by gift; and

  •
  the transfer by the selling shareholder of shares of common stock to its owners.

        With respect to the last two bullets, it will be a condition to the transfer or distribution that the transferee execute a copy of the lock-up agreement and that no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Exchange Act will be required or will be made voluntarily in connection with such transfer or distribution (other than a filing on Form 5 made after the expiration of the lock-up period).

        Furthermore, with regard to our Chairman, Peter C. Georgiopoulos, only, the underwriters have agreed to an exception to the lockup arrangements described above, so that Mr. Georgiopoulos may pledge any of his shares of common stock to Morgan Stanley & Co. Incorporated or an affiliate thereof pursuant to a bona fide pledge arrangement, and Morgan Stanley & Co. Incorporated or such affiliate, as lender in connection with such pledge arrangement, may sell such shares.

        The lock-up period described in the preceding paragraphs will be extended if:

  •
  during the last 17 days of the lock-up period we issue a release about earnings or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the release or the occurrence of the material news or material event.

        In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriters must close out any such short position by purchasing shares in the open market. In addition, to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        From time to time, some of the underwriters and their affiliates have provided and may continue to provide investment banking and other services to us for fees and commissions that we believe are customary.

        We, the selling shareholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        In connection with the offering, the underwriters and selling group members may engage in passive market making transactions in the common stock on The NASDAQ Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of our common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker's bid that bid must be lowered when specified purchase limits are exceeded.

        A prospectus supplement in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representative on the same basis as other allocations.

        Other than the prospectus supplement in electronic format, the information on any underwriter's or selling group member's web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

        Under the terms of the registration rights agreement between the selling shareholder and us, we are bearing the fees and expenses of this offering, including fees of counsel to the selling shareholder, but excluding any underwriting discounts or commissions.

LEGAL MATTERS

        Various legal matters in connection with this offering will be passed on for us by Kramer Levin Naftalis & Frankel LLP, New York, New York, and Reeder & Simpson P.C., Majuro, Marshall Islands, for the selling shareholder by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, and Reeder & Simpson P.C. and for the underwriters by Baker Botts L.L.P., Houston, Texas.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC's web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and some information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding such documents or portions thereof that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2006;

  •
  Our Current Reports on Form 8-K filed on January 22, 2007 and February 14, 2007.

  •
  The description of our common stock and the rights associated with our common stock contained in our Registration Statement on Form S-1, Registration No. 333-124718, and our Registration Statement on Form 8-A, File No. 000-51442, filed on July 18, 2005.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Genco Shipping & Trading Limited
299 Park Avenue, 20th Floor
New York, New York 10171
(646) 443-8550
Attn: Investor Relations

PROSPECTUS

$500,000,000

Debt Securities
Preferred Stock
Common Stock

        We may offer, from time to time, debt securities, shares of our preferred stock, and shares of our common stock having an aggregate initial offering price of up to $500,000,000. The securities may be offered separately or together in any combination and as separate series. In addition, selling shareholders to be named in a prospectus supplement may offer, from time to time, shares of Genco common stock initially received in a private placement prior to our initial public offering. We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders.

        We will provide specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest. This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

        Our principal executive offices are located at 299 Park Avenue, 20th Floor, New York, New York 10171, and our telephone number is (646) 443-8550.

        Our common stock is traded on the Nasdaq Global Select Market under the symbol "GSTL." On February 6, 2007, the closing sale price of our common stock as reported by Nasdaq was $31.32 per share. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        We may offer these securities directly, to or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the relevant prospectus supplement.

        Investing in our securities involves risks that are referenced in the "Risk Factors" section beginning on page 2 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February 7, 2007.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under the shelf process, we may, from time to time, offer up to $500,000,000 aggregate public offering price of our debt securities, preferred stock and common stock. In this prospectus, we will refer to our debt securities, preferred stock and common stock collectively as the "securities." This prospectus provides you with a general description of the securities that we may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted.

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC's web site or at the SEC's offices referenced under the heading "Where You Can Find More Information."

RISK FACTORS

        You should carefully consider the specific risks set forth under the caption "Risk Factors" in the applicable prospectus supplement and under the caption "Risk Factors" in any of our filings with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), incorporated by reference herein, before making an investment decision. For more information see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements under the federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

        All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those discussed under "Risk Factors" in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2005, incorporated by reference into this prospectus. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information set forth under the heading "Risk Factors."

ABOUT GENCO

        We are a New York City-based company incorporated in the Marshall Islands. We transport iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of February 7, 2007 our fleet consists of 20 drybulk carriers, 16 of which we acquired from a subsidiary of The China National Cereals Oil and Foodstuffs Corp., or COFCO, a Chinese conglomerate, in December 2004 and during the first six months of 2005. The 17th vessel was acquired in October 2005 from Western Bulk Carriers. We acquired an additional three vessels from affiliates of Franco Compania Naviera S.A. in November 2006. We have entered into an agreement to sell our oldest vessel, the Genco Glory, to Cloud Maritime S.A. We expect to deliver the vessel between February 7, 2007 and March 15, 2007, subject to customary closing conditions.

        We intend to grow our fleet through timely and selective acquisitions of vessels in a manner that is accretive to our cash flow. In connection with this growth strategy, we have negotiated a credit facility in the amount of $550 million that we expect to continue to use to acquire additional vessels that will be employed either in the spot or time charter market.

        As of February 7, 2007, assuming the sale of the Genco Glory, our fleet consists of seven Panamax, seven Handymax and five Handysize drybulk carriers, with an aggregate carrying capacity of approximately 988,000 dwt. All of the vessels in our fleet were built in Japanese shipyards with a reputation for constructing high-quality vessels. Our fleet contains four groups of sister ships, which are vessels of virtually identical sizes and specifications.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our unaudited historical ratios of earnings to fixed charges for the periods indicated below:

	Nine Months Ended September 30, 2006	Year Ended December 31, 2005	For the Period September 27 through December 31, 2004
Ratio of earnings to fixed charges(1)	7.85x	4.55x	4.75x

(1)
For the purpose of determining the ratio of earnings to fixed charges, earnings consist of net income plus fixed charges. Fixed charges consist of interest expense on our credit facility, including unused commitment fees and amortization of expenses related to our credit facility.

        As we have no preferred stock issued, a ratio of earnings to combined fixed charges and preferred dividends is not presented.

USE OF PROCEEDS

        Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, including capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions and other business combinations. We may temporarily invest funds that we do not immediately require in marketable securities. We will not receive any of the proceeds from the sale of shares of common stock by any selling shareholders.

DESCRIPTION OF DEBT SECURITIES

        We may offer secured or unsecured debt securities, which may be convertible. Our debt securities and any related guarantees will be issued under an indenture to be entered into between us and a trustee. The debt securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the debt securities, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries. In addition, any debt securities and any guarantees offered hereby will be effectively subordinated to any outstanding secured debt of us or any of our subsidiaries that guarantee the debt securities, respectively.

        We have summarized certain general features of the debt securities from the indenture. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities and the guarantees sets forth certain general terms and provisions. The particular terms of the debt securities and guarantees offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities and guarantees will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

        The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

        Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

  •
  title and aggregate principal amount;

  •
  whether the securities will be senior or subordinated;

  •
  applicable subordination provisions, if any;

  •
  whether securities issued by us will be entitled to the benefit of any guarantee;

  •
  conversion or exchange into other securities;

  •
  whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

  •
  percentage or percentages of principal amount at which such securities will be issued;

  •
  maturity date(s);

  •
  interest rate(s) or the method for determining the interest rate(s);

  •
  dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

  •
  redemption (including upon a "change of control") or early repayment provisions;

  •
  authorized denominations;

  •
  form;

  •
  amount of discount or premium, if any, with which such securities will be issued;

  •
  whether such securities will be issued in whole or in part in the form of one or more global securities;

  •
  identity of the depositary for global securities;

  •
  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

  •
  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

  •
  any covenants applicable to the particular debt securities being issued;

  •
  any defaults and events of default applicable to the particular debt securities being issued;

  •
  currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

  •
  time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

  •
  securities exchange(s) on which the securities will be listed, if any;

  •
  whether any underwriter(s) will act as market maker(s) for the securities;

  •
  extent to which a secondary market for the securities is expected to develop;

  •
  additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

  •
  provisions relating to covenant defeasance and legal defeasance;

  •
  provisions relating to satisfaction and discharge of the indenture;

  •
  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

  •
  additional terms not inconsistent with the provisions of the indenture.

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

        The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Guarantees

        Any debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates, including required financial information of the subsidiary guarantors, as applicable.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "depositary") identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF CAPITAL STOCK

        The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation and our amended and restated bylaws that are incorporated by reference as exhibits to the registration statement which includes this prospectus. The Business Corporations Act of the Republic of the Marshall Islands, or the BCA, may also affect the terms of these securities. The terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer. The terms of any common stock or preferred stock we offer under a prospectus supplement may differ from the terms we describe below, in which event we will describe the particular terms of any series of these securities in more detail in such prospectus supplement.

Authorized Capitalization

        Under our amended and restated articles of incorporation, as of February 7, 2007, our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, of which 25,433,462 shares are issued and outstanding, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

Common Stock

  Voting Rights

        Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Except as required by law and by the terms of any series of preferred stock designated by the board of directors pursuant to our amended and restated certificate of incorporation, our common stock has the exclusive right to vote for the election of directors and for all other purposes. Our common stock votes together as a single class.

  Dividends

        Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive, ratably, all dividends, if any, declared by our board of directors out of funds legally available for dividends.

  Liquidation Rights

        Upon our dissolution or liquidation or the sale of all or substantially all our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive, pro rata, our remaining assets available for distribution.

  Other Rights

        Holders of our common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of our preferred stock which we may issue in the future.

  Transfer Agent

        The transfer agent for our common stock is Mellon Investor Services LLC.

  Listing

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "GSTL."

Preferred Stock

        Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the voting rights, if any, of the holders of the series; and

  •
  the preferences and relative, participating, optional or other special rights, if any, of the series, and any qualifications, limitations or restrictions applicable to such rights.

  •
  A prospectus supplement will describe the terms of any series of preferred stock being offered, including:

  •
  the designation of the shares and the number of shares that constitute the series;

  •
  the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock and the payment date of dividends;

  •
  the dividend periods (or the method of calculation thereof);

  •
  the date from which dividends on the preferred stock shall accumulate, if applicable;

  •
  the voting rights of the shares;

  •
  the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding-up;

  •
  whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

  •
  whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

  •
  whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

  •
  the provision of a sinking fund, if any, for the preferred stock;

  •
  whether the shares of the series of preferred stock will be listed on a securities exchange;

  •
  the transfer agent for the series of preferred stock;

  •
  any special United States federal income tax considerations applicable to the series; and

  •
  any other preferences and rights and any qualifications, limitations or restrictions of the preferences and rights of the series.

Limitations on Liability and Indemnification of Officers and Directors

        The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors'

fiduciary duties. Our amended and restated bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by applicable law.

        Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by applicable law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

        Several provisions of our amended and restated articles of incorporation and amended and restated bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

  Blank Check Preferred Stock

        Under the terms of our amended and restated articles of incorporation, our board of directors has the authority, without any further vote or action by our shareholders, to authorize our issuance of up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

  Classified Board of Directors

        Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms beginning upon the expiration of the initial term for each class. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

  Election and Removal of Directors

        Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of 66 2/3% of the outstanding shares of our capital stock entitled to vote for those directors or by a majority of the members of the board of directors then in office. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

  Limited Actions by Shareholders

        Our amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our amended and restated bylaws provide that, subject to certain exceptions, our Chairman, President, or Secretary at the direction of the board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice.

  Advance Notice Requirements for Shareholder Proposals and Director Nominations

        Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days before the date on which we first mailed our proxy materials for the preceding year's annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Shareholder Rights Plan

  General

        Each share of our common stock includes one right, or, collectively, the rights, that entitles the holder to purchase from us a unit consisting of one-thousandth of a share of our preferred stock at a purchase price of $25 per share, subject to specified adjustments. The rights are issued pursuant to a rights agreement between us and Mellon Investor Services LLC, as rights agent. Until a right is exercised, the holder of a right will have no rights to vote, receive dividends or any other shareholder rights by virtue of its ownership of such right.

        The rights may have anti-takeover effects. The rights may cause substantial dilution to any person or group that attempts to acquire us without the approval of our board of directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our board of directors can approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our board of directors. The adoption of the rights agreement was approved by our sole shareholder before our initial public offering.

        We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the rights agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

  Detachment of the Rights

        The rights are attached to all certificates representing our currently outstanding common stock and will attach to all common stock certificates we issue before the rights distribution date or the date on which the rights expire (or thereafter, in certain circumstances). The rights are not exercisable until after the rights distribution date and will expire at the close of business on February 21, 2015, unless we redeem or exchange them earlier as we describe below. The rights will separate from the common stock and a rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

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  ten days following a public announcement that a person or group of affiliated or associated persons, or an "acquiring person," has acquired or obtained the right to acquire beneficial ownership of 15% or more of our outstanding common stock; or

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  ten business days following the announcement of a tender or exchange offer that would result, if closed, in a person's becoming an acquiring person.

        Oaktree Capital Management, LLC, Peter Georgiopoulos and Fleet Acquisition LLC (so long as it does not acquire beneficial ownership of additional shares of common stock under certain circumstances) are excluded from the definition of "acquiring person" for purposes of the distribution of the rights, and therefore their ownership cannot trigger the distribution of the rights. Specified "inadvertent" owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

        Our board of directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

        Until the rights distribution date:

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  our common stock certificates will evidence the rights, and the rights will be transferable only with those certificates; and

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  any new common stock will be issued with rights, and new certificates will contain a notation incorporating the rights agreement by reference.

        As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of our common stock at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

        We will not issue rights with any shares of common stock we issue after the rights distribution date, except as our board of directors may otherwise determine.

  Flip-In Event

        A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person, as defined above.

        If a flip-in event occurs and we do not redeem the rights as described under the heading "Redemption of Rights" below, each right, other than any right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of common stock, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right.

        When a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

  Flip-Over Event

        A "flip-over event" will occur under the rights agreement when, at any time after a person has become an acquiring person:

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  we are acquired in a merger or other business combination transaction, subject to limited exceptions; or

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  50% or more of our assets or earning power is sold or transferred.

        If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading "Flip-In Event" above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such right.

  Anti-Dilution

        The number of outstanding rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring before the rights distribution date. With some exceptions, the rights agreement will not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also will not require us to issue fractional shares of our preferred stock that are not integral multiples of one one-hundred thousandth of a share of preferred stock and, instead, we may make a cash adjustment based on the market price of the common stock on the last trading date before the date of exercise. The rights agreement reserves to us the right to require before the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of stock.

  Redemption of Rights

        At any time before the earlier of the date on which a person publicly announces that it has become an acquiring person or the date on which the rights expire, we may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The rights are not exercisable after a flip-in event until they are no longer redeemable. The rights will terminate immediately upon ordering the redemption and making the appropriate filing with the rights agent.

  Exchange of Rights

        We may, at our option, subject to applicable laws, rules and regulations, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and before any person becoming the beneficial owner of 50% or more of the shares of common stock then outstanding.

  Amendment of Terms of Rights

        During the time the rights are redeemable, we may amend any of the provisions of the rights agreement in any way without the approval of the rights holders. Once the rights cease to be redeemable, we generally may amend the provisions of the rights agreement without the approval of the rights holders, only as follows:

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  to cure any ambiguity, defect or inconsistency;

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  to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

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  to shorten or lengthen any time period under the rights agreement, except that we cannot lengthen the time period governing redemption or any other time period, unless such lengthening is for the purpose of protecting, clarifying or enhancing the rights and benefits of the rights holders (other than an acquiring person).

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. In addition, some of our shareholders may sell shares of our common stock under this prospectus in any of these ways. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We and any selling shareholders have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

        We or any selling shareholders may distribute the securities from time to time in one or more transactions:

  •
  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        We or any selling shareholders may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we or any selling shareholders, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of the sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        We will describe in the applicable prospectus supplement any compensation we or any selling shareholders pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We or any selling shareholders may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

        To the extent that we or any selling shareholders make sales to or through one or more underwriters or agents in at-the-market offerings, we or any selling shareholders may do so pursuant to the terms of a distribution agreement between us (including any selling shareholders) and the underwriters or agents. If we or any selling shareholders engage in at-the-market sales pursuant to a distribution agreement, we or any selling shareholders will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we or any selling shareholders may sell shares on a daily basis in exchange transactions or otherwise as we or any selling shareholder may agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock.

Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we or any selling shareholders also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

        We or any selling shareholders may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We or any selling shareholders may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we or any selling shareholder defaults in the performance of our or its obligations, the pledgees or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.

        To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

LEGAL MATTERS

        Kramer Levin Naftalis & Frankel LLP, New York, New York, will provide us with opinions relating to certain matters in connection with offerings under this prospectus from time to time. Reeder & Simpson P.C. will provide us with opinions relating to matters concerning the law of the Republic of the Marshall Islands in connection with offerings under this prospectus.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC's web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and some information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding such documents or portions thereof that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

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  Our Annual Report on Form 10-K for the year ended December 31, 2005;

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  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2006, June 30, 2006, and September 30, 2006;

  •
  Our Current Reports on Form 8-K filed on March 31, 2006, April 7, 2006, May 22, 2006, June 1, 2006, July 12, 2006, November 20, 2006, and December 22, 2006 (excluding any information exhibits furnished under either Item 2.02 or Item 7.01 thereof); and January 22, 2007.

  •
  The description of our common stock and the rights associated with our common stock contained in our Registration Statement on Form S-1, Registration No. 333-124718, and our Registration Statement on Form 8-A, File No. 000-51442, filed on July 18, 2005.

        We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Genco Shipping & Trading Limited
299 Park Avenue, 20th Floor
New York, New York 10171
(646) 443-8550
Attn: Investor Relations

        You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

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TABLE OF CONTENTS PROSPECTUS SUPPLEMENT
PROSPECTUS
ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
SELLING SHAREHOLDER
TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
ABOUT THIS PROSPECTUS
RISK FACTORS
FORWARD-LOOKING STATEMENTS
ABOUT GENCO
RATIOS OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE